Exhibit 99.1

National City Corporation
1900 E. 9th St.
Cleveland, OH 44114-3484

NEWS RELEASE
For Immediate Release
Investor Contacts:	Media Contact:
Jill Hennessey	Kristen Baird Adams
216-222-9253	216-222-8202
jill.hennessey@nationalcity.com	kristen.bairdadams@nationalcity.com
NATIONAL CITY REPORTS SECOND QUARTER 2008 RESULTS
•	Net Loss of $1.8 Billion Driven By Actions to Increase Loss Reserves on Liquidating Loan Portfolios; Includes $1.1 Billion After-Tax Non-Cash Goodwill Charge Related to Previous Acquisitions — No Effect on Regulatory Capital

•	Excluding Unusual and Non-Operating Items, Pre-Tax Pre-Provision Operating Earnings Were $610 Million, Up 19%

•	Tier 1 Capital $7 Billion over Well Capitalized Minimum; 11.1 % Tier 1 Capital Ratio Highest of All Major U.S. Banks

•	Net Charge-Offs of $740 Million, Predominantly in Liquidating Loan Portfolios Versus $1.6 Billion Provision for Loan Losses; Nonprime Delinquencies Down

•	Solid Progress in Actively Managing Liquidating Loan Portfolios, Which are Isolated, Contained, and Performing in Line with Expectations

•	Aggressively Re-Focusing on Core Businesses, Which Remain Profitable; Deposits Continue Solid Growth Trend

•	Enhanced Leadership Team Intensely Focused on Managing Risk, Controlling Expenses and Improving Profitability
     CLEVELAND—July 24, 2008— National City Corporation (NYSE: NCC) reported a net loss for the second quarter of 2008 of $1.8 billion, compared to a net loss of $171 million in the first quarter of 2008, and net income of $347 million in the second quarter a year ago. The net loss was $1.9 billion for the first half of 2008 compared to net income of $666 million in the first half of 2007.
     The quarter and year-to-date loss was mainly driven by actions to increase loss reserves on liquidating mortgage loan portfolios and a non-cash goodwill impairment charge of $1.1 billion related to previous acquisitions. The second quarter provision for loan losses was $1.6 billion, of which $1.0 billion pertained to liquidating portfolios of brokered home equity, nonprime mortgage, and
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construction loans to individuals. The second quarter provision for loan losses included supplemental reserves of $478 million, specifically reflecting the difficult environment in the housing market.
     Excluding unusual and non-operating items, pre-tax pre-provision operating earnings were $610 million in the second quarter of 2008, up 19% from $512 million in the first quarter of 2008. Net charge-offs of $740 million were predominantly in the liquidating portfolios and were less than half of the second quarter provision, resulting in a significant increase in the allowance for loan losses to 3.03% of portfolio loans. While the goodwill charge increased the reported net loss for the period, it had no effect on tangible equity, regulatory capital, or liquidity. As of June 30, 2008, the Tier 1 risk-based capital ratio was approximately 11.08%, up from 6.67% at March 31, 2008 and significantly in excess of the well-capitalized minimum of 6%. Total risk-based capital was approximately 14.90% and tangible equity to assets was approximately 8.94% at June 30, 2008.
Summary Financial Highlights

	Second	First	Second
	Quarter	Quarter	Quarter	YTD	YTD
($ in millions, except per share data)	2008	2008	2007	2008	2007

Pre-tax pre-provision operating earnings*	$610	$512	$690	$1,122	$1,330

Consolidated net (loss)/income	(1,756)	(171)	347	(1,927)	666

Diluted earnings per share	(2.45)	(.27)	.60	(2.86)	1.09

Tier 1 capital ratio	11.08%	6.67%	6.56%

Total risk-based capital	14.90%	10.31%	10.28%

Tangible equity to tangible assets	8.94%	5.00%	5.43%

Annualized net charge-offs as a percentage of average portfolio loans:

Core portfolio	.90%	.71%	.30%	.80%	.36%

Commercial construction	1.70%	.83%	.25%	1.27%	.26%

All other	.81%	.69%	.31%	.75%	.37%

Liquidating portfolio	10.99%	7.02%	.66%	8.91%	.89%
*See reconciliation to net (loss) income reported in accordance with GAAP in the following table.
Reconciliation of Pre-Tax Pre-Provision Operating Earnings
     Management has presented pre-tax pre-provision operating earnings in this release for purposes of additional analysis of operating results. Pre-tax pre-provision operating earnings, as defined by
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management, represents net (loss) income excluding income tax (benefit) expense, the provision for loan and recourse losses, as well as other unusual, nonrecurring or nonoperating items shown below.
     The following table reconciles pre-tax pre-provision operating earnings to consolidated net (loss)/income presented in accordance with U.S. generally accepted accounting principles (GAAP).

	Second	First	Second
	Quarter	Quarter	Quarter	YTD	YTD
($ in millions)	2008	2008	2007	2008	2007

Consolidated net (loss)/income	$(1,756)	$(171)	$347	$(1,927)	$666

Income tax (benefit) expense	(667)	(35)	175	(702)	309

Provision for loan losses	1,592	1,393	145	2,985	267

Goodwill impairment	1,080	—	—	1,080	—

Provision for recourse losses	215	38	33	253	49

Visa-related gains	—	(772)	—	(772)	--

MSR hedging losses (gains)	146	59	(10)	205	39

Pre-tax pre-provision operating earnings	$610	$512	$690	$1,122	$1,330
     Consolidated net (loss)/income, measured in accordance with GAAP, is the principal and most useful measure of earnings and provides comparability of earnings with other companies. However, management believes presenting pre-tax pre-provision operating earnings provides investors with the ability to understand the company’s underlying operating trends.
Chairman’s Comments
     Chairman, President and CEO Peter E. Raskind commented, “In this very challenging environment, we have made significant progress during the quarter in strengthening our balance sheet, mitigating losses in our liquidating portfolios and positioning National City for long-term growth when the credit cycle turns. With the completion of our $7 billion capital raise, National City is by far the best capitalized bank among its peer group — and is the best capitalized of all major U.S. banks. We continue to generate strong pre-provision income, and we are confident that we have more than sufficient capital to ride out turbulent credit markets. We fully recognize that we need to improve performance. Our management team is aggressively executing on plans to manage risk, cut expenses, and improve profitability. We are sharpening our focus on our core businesses while continuing to serve customers as one of the leading banks in our region. We believe that the fundamental strengths of our business model will help drive a return to profitability. As we continue to work through the
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current credit market turbulence, we are building our core business through profitable relationship growth and expansion.”
Significant Actions to Strengthen Operations and Manage Risks
     National City has taken a number of other actions to re-focus its operations, cut costs, enhance risk management and strengthen its management team, including:
•	Restructuring the mortgage business under a new management team, exiting all broker-based mortgage and home equity operations, closing correspondent lending, reducing national home equity exposures, and lowering mortgage headcount;

•	Sharpening focus of the core commercial banking business, including curtailing out-of-footprint commercial real estate loans, reducing credit-only or credit-heavy relationships, focusing on higher-return relationships, and continuing to make significant investments in non-credit capabilities such as treasury management services;

•	Continuing to build out and differentiate the retail franchise, offering industry-leading products and services that are driving household retention and expansion, while attracting new customer relationships. This includes “Points from National City,” the most comprehensive banking rewards program in the industry; a checking product line that waives ATM fees; and Work Perks, National City’s “bank at work” program;

•	Appointing new senior executives — including a chief risk officer and new heads of the mortgage and corporate banking units — as well as a new board member.

•	Initiating a search for a new CFO as well as for two new directors to join the National City Board;

•	Ongoing review of potential troubled asset disposition opportunities to the extent such transactions make economic sense; and

•	Making significant investments in risk management processes, talent and technology.
     “We believe we have clearly identified and segregated our portfolio of non-core assets and have much better visibility regarding loss estimates than we did earlier this year. As a result, we expect the provision for loan losses to decline in the second half of 2008. Our liquidating portfolios are isolated and contained, and are performing in line with expectations. More importantly, we are making progress in reducing the size of the liquidating portfolio and mitigating associated losses,” continued Raskind. “National City was among the first in our peer group to raise capital and build reserves. Our strong capital position not only enables us to fully address the ongoing challenges in the credit and housing
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markets, but also allows us to continue investing in and growing our core businesses, which continue to be profitable.”
Consolidated Income Statement Highlights

	Second	First	Second
	Quarter	Quarter	Quarter	YTD	YTD
($ in millions, except per share data)	2008	2008	2007	2008	2007

Tax-equivalent net interest income	$1,021	$1,069	$1,096	$2,090	$2,214

Provision for loan losses	1,592	1,393	145	2,985	267

Net interest (expense) income after provision for loan losses	(571)	(324)	951	(895)	1,947

Noninterest income	431	1,138	764	1,569	1,385

Noninterest expense	2,277	1,012	1,186	3,289	2,342

(Loss) income before income taxes	(2,417)	(198)	529	(2,615)	990

Income tax (benefit) provision and tax equivalent adjustment	(661)	(27)	182	(688)	324

Net (loss) income	$(1,756)	$(171)	$347	$(1,927)	$666

Net (loss) income available to common shareholders	(1,771)	(171)	346	(1,942)	665

Diluted earnings per common share	(2.45)	(.27)	.60	(2.86)	1.09
Net Interest Income
     Tax-equivalent net interest income was $1.0 billion for the second quarter of 2008, down about 5% compared to the immediately preceding quarter, and down 7% compared to the second quarter a year ago due to lower net interest margin. Net interest margin was 2.97% in the second quarter of 2008, 3.18% in the first quarter of 2008, and 3.59% in the second quarter a year ago. The lower margin in the second quarter 2008 reflects higher levels of nonperforming loans, as well as lower interest rates, which moved loan yields more than funding costs. Average earning assets for the second quarter of 2008 were $137.8 billion, up 2% compared to the preceding quarter, and up 13% compared to the second quarter a year ago, largely due to an acquisition completed in the last half of 2007.
     Tax-equivalent net interest income was $2.1 billion for the first half of 2008, down 6% compared to the prior year. Net interest margin was 3.08% for the first half of 2008 compared to 3.64% in the first half of 2007. The lower margin in 2008 is attributable to the same factors previously
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described. Average earning assets were $136.2 billion in the first half of 2008, up 12% from the same period a year ago.
Provision for Loan Losses
     The provision for loan losses was $1.6 billion in the second quarter of 2008, $1.4 billion in the first quarter of 2008, and $145 million in the second quarter of 2007. The larger provision for loan losses reflects additional loss reserves for loans secured by residential real estate, inclusive of a $478 million supplemental reserve on liquidating portfolios of construction loans to individuals and broker-sourced nonprime mortgage and home equity loans. On a year-to-date basis, the provision for loan losses was $3.0 billion in 2008 compared to $267 million in 2007.
     Net charge-offs were $740 million in the second quarter of 2008, $538 million in the first quarter of 2008, and $98 million in the second quarter of last year, with the increase mainly in the liquidating portfolios. Net charge-offs in the core portfolio were $213 million in the second quarter versus $166 million in the first quarter primarily due to increased losses in commercial construction; both commercial and branch home equity charge-offs were fairly stable. Net charge-offs for the liquidating portfolio were $527 million, up $155 million from first quarter 2008 due to higher write-offs of construction loans to individuals, reflecting higher loss severities. On a year-to-date basis, net charge-offs were $1.3 billion in 2008 and $245 million in 2007.
     The Corporation’s liquidating loan portfolios are managed separately from the core portfolio. The core portfolio consists of commercial and consumer loans associated with ongoing businesses. The liquidating loan portfolios consist of consumer loans associated with products and/or origination channels that have been exited, specifically broker-sourced nonprime mortgage loans, broker-sourced home equity lines and loans, construction loans to individuals, and indirect automobile, marine and recreational vehicle loans. The following tables show the provision for loan losses and net charge-offs for the core portfolio separately from the liquidating portfolios.

	Second	First	Second
	Quarter	Quarter	Quarter	YTD	YTD
($ in millions)	2008	2008	2007	2008	2007

Provision for Loan Losses:

Core portfolio	$565	$405	$86	$970	$102

Liquidating portfolios	1,027	988	59	2,015	165

Total	$1,592	$1,393	$145	$2,985	$267
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	Second	First	Second
	Quarter	Quarter	Quarter	YTD	YTD
($ in millions)	2008	2008	2007	2008	2007

Net charge-offs:

Core portfolio:

Commercial loans and leases	$39	$24	$19	$63	$42

Commercial construction	39	19	5	58	10

Commercial real estate	22	7	(1)	29	1

Mortgage and other consumer	113	116	34	229	80

Total core	213	166	57	379	133

Liquidating portfolios	527	372	41	899	112

Total	$740	$538	$98	$1,278	$245
     Loans 90 days past due were $1.2 billion at June 30, 2008, down 12% from March 31, 2008 due primarily to lower levels of past due nonprime mortgage loans, as this portfolio continues to run off. Nonperforming assets were approximately $3.1 billion at June 30, 2008, up 14% from the preceding quarter, with the growth primarily in mortgage- and broker-sourced home equity loans, as well as commercial construction loans to residential real estate developers. Commercial and industrial nonperforming loans were flat. The table shown below reports these measures for the core and liquidating loan portfolios.

	June 30,	March 31,	June 30,
($ in millions)	2008	2008	2007

Loans 90 days past due

Core portfolio:

Commercial loans and leases	$28	$72	$45

Commercial construction	44	84	66

Commercial real estate	102	76	38

Residential real estate	498	487	192

Other consumer	67	70	37

Total core	739	789	378

Liquidating portfolios	417	524	731

Total	$1,156	$1,313	$1,109
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	June 30,	March 31,	June 30,
($ in millions)	2008	2008	2007

Nonperforming Assets

Core portfolio:

Commercial loans and leases	$236	$231	$125

Commercial construction	626	387	108

Commercial real estate	294	239	138

Residential real estate	421	337	83

Total core	1,577	1,194	454

Liquidating portfolios	1,021	1,070	110

Other real estate owned	528	488	284

Total	$3,126	$2,752	$848

Allowance for loan losses

Core portfolio	$1,603	$1,252	$856

Liquidating portfolios	1,831	1,330	280

Total	$3,434	$2,582	$1,136

Allowance for loan losses as a percentage of portfolio loans

Core portfolio	1.71%	1.33%	1.09%

Liquidating portfolios	9.20	6.20	1.34

Total loan portfolio	3.03	2.23	1.14
Noninterest Income
     Noninterest income was $431 million in the second quarter of 2008, $1.1 billion in the first quarter of 2008, and $764 million in the second quarter a year ago. The decline in second quarter resulted from mortgage servicing right (MSR) hedging losses of $146 million, a mortgage recourse provision of $215 million, and a $532 million gain on the partial redemption of Visa shares in the first quarter of 2008. On a year-to-date basis, noninterest income was $1.6 billion in the first half of 2008 compared to $1.4 billion in the first half of 2007.
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	Second	First	Second
	Quarter	Quarter	Quarter	YTD	YTD
($ in millions)	2008	2008	2007	2008	2007

Deposit service charges	$260	$230	$223	$490	$427

Loan sale and servicing (loss) revenue*	(141)	105	206	(36)	313

Security (losses) gains*	(11)	515	(1)	504	26

All other	323	288	336	611	619

Total noninterest income	$431	$1,138	$764	$1,569	$1,385
*MSR hedging losses and mortgage recourse provision included within loan sale and servicing. Gain on redemption of Visa shares included within security gains.
     Deposit service fees were $260 million in the second quarter of 2008, up 13% compared to the first quarter and 17% compared to the second quarter a year ago. On a year-to-date basis, deposit service fees were $490 million, up 15% from the same period last year. The growth compared to the preceding quarter reflects higher fee generating transaction volumes, as the first quarter of the year generally has seasonally lower volumes of overdraft and nonsufficient funds transactions. The growth in deposit service fees compared to a year ago reflects continued growth in the number of deposit accounts, including the effect of an acquisition completed in the last half of 2007.
     Loan sale (loss) revenue was $(94) million in the second quarter of 2008, $89 million in the first quarter of 2008, and $110 million in the second quarter a year ago. The loss from loan sales in the second quarter of 2008 resulted from a provision for potential recourse losses of $215 million related to mortgage and home equity loan repurchases. The mortgage recourse reserve increased to $364 million at June 30, 2008, up $168 million compared to March 31, 2008. On a year-to-date basis, loan sale (loss) revenue was $(5) million in 2008 and $185 million in 2007. On a year-over-year basis, loan sale revenue has declined due to lower originations as the Corporation has exited certain products and origination channels, as well as the larger provision for potential losses on mortgage loan repurchases.
     Loan servicing (loss) revenue was $(47) million in the second quarter of 2008, $16 million in the first quarter of 2008, and $96 million in the second quarter a year ago. This decrease primarily reflects net MSR hedging (losses)/gains of $(146) million in the second quarter of 2008, $(59) million in the first quarter of 2008, and $10 million in the second quarter a year ago. On a year-to-date basis, loan servicing losses were $(31) million in the first half of 2008, inclusive of $(205) million of net MSR hedging losses, compared to loan servicing revenue of $128 million in the first half of 2007, inclusive of $(39) million of net MSR hedging losses.
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Noninterest Expense
     Noninterest expense was $2.3 billion in the second quarter of 2008, $1.0 billion in the first quarter of 2008, and $1.2 billion in the second quarter a year ago. Noninterest expense was $3.3 billion for the first half of 2008 compared to $2.3 billion in the first half of 2007, with the increase due mainly to a goodwill impairment charge of $1.1 billion associated with previous acquisitions. Noninterest expense for the first quarter and first half of 2008 benefited from the release of $240 million of Visa indemnification liabilities.

	Second	First	Second
	Quarter	Quarter	Quarter	YTD	YTD
($ in millions)	2008	2008	2007	2008	2007

Salaries, benefits and other personnel costs	$619	$659	$642	$1,278	$1,275

Impairment, fraud and other losses*	1,098	(197)	14	901	20

Foreclosure costs	61	49	13	110	23

All other	499	501	517	1,000	1,024

Total noninterest expense	$2,277	$1,012	$1,186	$3,289	$2,342
*Goodwill impairment and Visa indemnification included within impairment, fraud and other losses.
     Personnel costs decreased about 6% compared to the preceding quarter, and 4% compared to the second quarter a year earlier, due to reductions in staffing and lower business volumes, particularly in the mortgage business. Full-time equivalent employees were 30,302 at June 30, 2008 versus 30,841 at March 31, 2008, and 32,445 at June 30, 2007. On a year-to-date basis, personnel costs were about the same for the first half of 2008 and 2007. Cost savings from reduced staffing levels in 2008 were offset by lower deferrals of loan origination costs resulting from the adoption of fair value for certain loans held for sale at the beginning of the year.
     Foreclosure costs increased to $61 million in the second quarter, up $12 million from the immediately preceding quarter, and $48 million versus the second quarter a year ago. On a year-to-date basis, foreclosure costs were $110 million in the first half of 2008, up $87 million from the first half of 2007. Foreclosure costs have increased significantly due to more loans proceeding to foreclosure, as well as higher losses realized upon sale of foreclosed properties as a result of declining property values.
     All other noninterest expenses were relatively stable between periods as management has worked to control costs.
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Balance Sheet
Loans
     Average portfolio loans were $114.1 billion in the second quarter of 2008, $115.4 billion in the preceding quarter and $99.7 billion in the second quarter a year ago. The table shown below summarizes the average balances for both the core and liquidating portfolios, as well as loans held for sale.

	Second Quarter	First Quarter	Second Quarter
($ in millions)	2008	2008	2007

Core portfolio	$94,880	$94,183	$74,870

Liquidating portfolios	19,185	21,196	24,819

Total portfolio loans	114,065	115,379	99,689

Loans held for sale	3,075	4,494	12,615
     Continued runoff of the liquidating loan portfolio due to paydowns and charge-offs, as well as a credit card securitization of $374 million, resulted in a somewhat smaller average loan portfolio compared to the preceding quarter. Compared to second quarter a year ago, portfolio loan growth was driven by growth in commercial loans, a late 2007 acquisition, and transfers of formerly held-for-sale loans to portfolio. Average loans held for sale were $3.1 billion in the second quarter of 2008, down $1.4 billion compared to the preceding quarter, and down $9.5 billion compared to the second quarter a year ago. The lower levels of loans held for sale reflects the curtailment of certain mortgage and home equity products and origination channels.
Deposits
     Average total deposits were $99.6 billion in the second quarter of 2008, up $2 billion compared to the preceding quarter, and up $9.5 billion compared to the second quarter a year ago. Average core deposits, excluding mortgage escrow and custodial balances, were $84.3 billion in the second quarter of 2008, up $1.1 billion compared to the first quarter of 2008, and up $10.3 billion compared to the second quarter a year ago. Core deposits have increased with continued household growth and expansion as well as a late 2007 acquisition.
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Capital
     Total stockholders’ equity was $18.0 billion at June 30, 2008 and tangible stockholders’ equity was $13.3 billion, up $5.9 billion compared to March 31, 2008. During the second quarter of 2008, the Corporation raised $7.0 billion of equity capital by issuing common and contingently convertible preferred shares. The contingently convertible preferred shares will automatically convert into common shares five business days after stockholder approval. The shareholder meeting is scheduled for September 15, 2008. Capital ratios are shown in the table below.

	Second	First	Second
	Quarter	Quarter	Quarter
	2008	2008	2007

Capital Ratios

Tier 1 capital	11.08%	6.67%	6.56%

Total risk-based capital	14.90%	10.31%	10.28%

Tier 1 leverage	10.33%	6.49%	6.53%

Period end equity to assets	11.70%	8.53%	8.64%

Period end tangible equity to assets	8.94%	5.00%	5.43%
National City is by far the best-capitalized bank among its peer group and is the best-capitalized of all major U.S. banks.
Conference Call
     Management of National City will host a conference call at 8:00 a.m. (ET) on Thursday, July 24, 2008 to discuss the second quarter 2008 results. Presentation slides to accompany the conference call remarks may be found at http://phx.corporate-ir.net/phoenix.zhtml?c=64242&p=irol-presentations. Interested parties may access the conference call by dialing 1-800-288-8961. Participants are encouraged to call in 15 minutes prior to the call in order to register for the event. The conference call will also be accessible via the Company’s Web site, nationalcity.com/investorrelations. Questions for discussion at the conference call may be submitted any time prior to or during the call by sending an email to investor.relations@nationalcity.com.
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     A replay of the conference call will be available from 1:00 p.m. (ET) on July 24, 2008, until midnight (ET) on July 31, 2008. The replay will be accessible by calling 1-800-475-6701 (domestic) or 320-365-3844 (international) using the pass code of 893754 or via the Company’s Web site.
     National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania, and Wisconsin and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at nationalcity.com.
Forward-Looking Statements
     This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in general economic and financial market conditions including the housing and residential mortgage markets; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcies, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at sec.gov or on the Corporation’s Web site at nationalcity.com/investorrelations. Management
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may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.
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Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS
(In millions, except per share data)

										Six Months Ended
	2008		2007				2006			June 30,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2008	2007
EARNINGS

Tax-equivalent interest income	$1,886	$2,132	$2,381	$2,360	$2,255	$2,218	$2,270	$2,298	$2,243	$4,018	$4,473
Interest expense	865	1,063	1,272	1,258	1,159	1,100	1,137	1,148	1,076	1,928	2,259

Tax-equivalent net interest income	1,021	1,069	1,109	1,102	1,096	1,118	1,133	1,150	1,167	2,090	2,214
Provision for loan losses	1,592	1,393	691	368	145	122	325	70	62	2,985	267

Tax-equivalent (NIE) NII after provision for loan losses	(571)	(324)	418	734	951	996	808	1,080	1,105	(895)	1,947
Noninterest income	431	1,138	597	624	764	621	1,702	877	784	1,569	1,385
Noninterest expense	2,277	1,012	1,567	1,396	1,186	1,156	1,208	1,187	1,172	3,289	2,342

(Loss) income before taxes and tax-equivalent adjustment	(2,417)	(198)	(552)	(38)	529	461	1,302	770	717	(2,615)	990
Income tax (benefit) expense	(667)	(35)	(226)	(26)	175	134	452	236	238	(702)	309
Tax-equivalent adjustment	6	8	7	7	7	8	8	8	6	14	15

Net (loss) income	($1,756)	($171)	($333)	($19)	$347	$319	$842	$526	$473	($1,927)	$666

Effective tax rate	(27.5)%	(17.0)%	(40.5)%	(58.4)%	33.6%	29.5%	34.9%	30.9%	33.5%	(26.7)%	31.7%
PER COMMON SHARE

Net (loss) income:
Basic	($2.45)	($.27)	($.53)	($.03)	$.60	$.50	$1.37	$.87	$.77	($2.86)	$1.10
Diluted	(2.45)	(.27)	(.53)	(.03)	.60	.50	1.36	.86	.77	(2.86)	1.09
Dividends paid	.01	.21	.41	.41	.39	.39	.39	.39	.37	.22	.78
Book value	15.07	20.61	21.15	21.86	21.45	22.12	23.06	21.44	20.84
Market value (close)	4.77	9.95	16.46	25.09	33.32	37.25	36.56	36.60	36.19
Average shares:
Basic	722.9	633.4	633.2	588.1	572.7	631.7	611.9	603.8	609.7	678.2	602.1
Diluted	722.9	633.4	633.2	588.1	580.4	640.5	620.7	612.1	618.2	678.2	610.3
PERFORMANCE RATIOS

Return on average common equity	—	—	—	—	11.35%	8.98%	24.93%	16.45%	15.08%	—	10.08%
Return on average total equity	—	—	—	—	11.37	8.99	24.94	16.46	15.10	—	10.09
Return on average assets	—	—	—	—	1.00	.94	2.44	1.51	1.35	—	.97
Net interest margin	2.97%	3.18%	3.30%	3.43%	3.59	3.69	3.73	3.73	3.73	3.08%	3.64
Efficiency ratio	156.79	45.84	91.86	80.89	63.76	66.50	42.64	58.59	60.04	89.86	65.08
LINE OF BUSINESS (LOB) RESULTS

Net Income:
Retail Banking	$151	$97	$174	$172	$193	$170	$129	$192	$208	$248	$363
Commercial Banking — Regional	(1,103)	30	83	105	100	128	114	113	106	(1,073)	228
Commercial Banking — National	(5)	62	68	45	78	97	77	101	99	57	175
Mortgage Banking	(375)	(295)	(346)	(125)	24	(26)	(20)	34	(51)	(670)	(2)
Asset Management	20	19	24	21	29	27	23	23	30	39	56
Parent and Other	(444)	(84)	(336)	(237)	(77)	(77)	519	63	81	(528)	(154)

Total Consolidated National City Corporation	($1,756)	($171)	($333)	($19)	$347	$319	$842	$526	$473	($1,927)	$666

LOB Contribution to Diluted Earnings Per Share:
Retail Banking	$.21	$.15	$.28	$.29	$.33	$.27	$.21	$.31	$.34	$.36	$.60
Commercial Banking — Regional	(1.53)	.05	.14	.17	.17	.20	.18	.19	.17	(1.58)	.37
Commercial Banking — National	(.01)	.10	.11	.07	.14	.15	.12	.17	.16	.08	.29
Mortgage Banking	(.52)	(.47)	(.56)	(.21)	.04	(.04)	(.03)	.06	(.08)	(.99)	—
Asset Management	.03	.03	.04	.03	.05	.04	.04	.03	.05	.06	.09
Parent and Other	(.63)	(.13)	(.54)	(.38)	(.13)	(.12)	.84	.10	.13	(.79)	(.26)

Total Consolidated National City Corporation	($2.45)	($.27)	($.53)	($.03)	$.60	$.50	$1.36	$.86	$.77	($2.86)	$1.09

Unaudited
National City Corporation
CONSOLIDATED FINANCIAL HIGHLIGHTS (continued)
($ in millions)

										Six Months Ended
	2008		2007				2006			June 30,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2008	2007
CREDIT QUALITY STATISTICS

Net charge-offs	$740	$538	$275	$141	$98	$147	$128	$117	$76	$1,278	$245
Provision for loan losses	1,592	1,393	691	368	145	122	325	70	62	2,985	267
Loan loss allowance	3,434	2,582	1,762	1,373	1,136	1,104	1,131	932	989
Lending-related commitment allowance	75	67	65	54	61	63	78	80	77
Nonperforming assets	3,126	2,752	1,523	1,211	848	801	732	689	667
Annualized net charge-offs to average portfolio loans	2.61%	1.88%	.96%	.54%	.39%	.61%	.54%	.48%	.30%	2.24%	.50%
Loan loss allowance to period-end portfolio loans	3.03	2.23	1.52	1.23	1.14	1.11	1.18	1.00	.98
Loan loss allowance to nonperforming portfolio loans	132.59	114.25	161.55	159.42	202.16	206.08	226.13	198.25	202.14
Loan loss allowance (period-end) to annualized net charge-offs	115.45	119.22	161.24	245.43	291.06	184.68	223.38	200.10	326.17	133.63	230.17
Nonperforming assets to period-end portfolio loans and other nonperforming assets	2.74	2.37	1.31	1.08	.85	.80	.76	.74	.66

CAPITAL AND LIQUIDITY RATIOS

Tier 1 capital(1)	11.08%	6.67%	6.53%	6.78%	6.56%	7.08%	8.93%	7.48%	7.31%
Total risk-based capital(1)	14.90	10.31	10.27	10.37	10.28	10.13	12.16	10.30	10.20
Leverage(1)	10.33	6.49	6.39	6.96	6.53	6.92	8.56	7.13	6.89
Period-end equity to assets	11.70	8.53	8.95	8.98	8.64	9.51	10.40	9.34	8.91
Period-end tangible equity to assets (2)	8.94	5.00	5.29	5.29	5.43	6.26	7.77	6.99	6.60
Average equity to assets	11.35	8.76	8.88	8.71	8.83	10.45	9.78	9.16	8.97	10.06%	9.63%
Average equity to portfolio loans	15.30	11.62	11.94	12.10	12.27	14.66	14.38	13.03	12.35	13.45	13.45
Average portfolio loans to deposits	114.58	118.23	115.45	111.70	110.74	111.78	110.18	116.64	122.88	116.39	111.25
Average portfolio loans to core deposits	127.65	131.57	130.20	128.17	127.87	128.66	131.69	140.31	146.55	129.59	128.26
Average portfolio loans to earning assets	82.80	85.75	84.60	81.43	81.48	80.79	76.65	79.11	81.32	84.26	81.14
Average securities to earning assets	6.16	6.38	6.58	6.11	5.84	6.34	6.43	6.40	6.24	6.27	6.09

AVERAGE BALANCES

Assets	$153,852	$153,032	$152,566	$145,095	$138,587	$137,810	$136,893	$138,434	$140,019	$153,442	$138,201
Portfolio loans	114,065	115,379	113,484	104,439	99,689	98,198	93,124	97,404	101,757	114,722	98,947
Loans held for sale or securitization	3,075	4,494	8,340	12,643	12,615	11,769	17,425	15,065	12,760	3,785	12,194
Securities (at cost)	8,491	8,588	8,826	7,835	7,143	7,704	7,806	7,874	7,802	8,539	7,422
Earning assets	137,755	134,552	134,142	128,249	122,344	121,543	121,488	123,126	125,127	136,153	121,946
Core deposits	89,357	87,691	87,164	81,484	77,964	76,322	70,717	69,419	69,434	88,524	77,147
Purchased deposits and funding	43,361	47,475	47,450	47,093	44,604	43,001	48,917	52,321	54,338	45,419	43,808
Total equity	17,455	13,411	13,554	12,636	12,231	14,398	13,388	12,687	12,565	15,433	13,308

PERIOD-END BALANCES

Assets	$153,673	$155,038	$149,852	$154,166	$140,636	$138,559	$140,191	$138,123	$141,486
Portfolio loans	113,420	115,859	116,022	111,991	99,683	99,566	95,492	92,963	100,973
Loans held for sale or securitization	2,385	4,536	4,290	11,987	14,421	10,693	12,853	19,505	12,964
Securities (at fair value)	9,404	8,449	8,731	8,977	7,024	7,208	7,509	7,906	7,726
Core deposits	91,096	89,135	87,536	86,450	79,043	77,884	73,375	68,788	69,744
Purchased deposits and funding	40,603	48,733	44,822	49,193	45,036	42,897	47,147	51,987	54,069
Total equity	17,981	13,223	13,408	13,843	12,147	13,170	14,581	12,902	12,610
(1) Second quarter 2008 regulatory capital ratios are based upon preliminary data
(2) Excludes goodwill and other intangible assets